UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 22, 2017
___________
VIPER ENERGY PARTNERS LP
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-36505 (Commission File Number)	46-5001985 (I.R.S. Employer Identification Number)
500 West Texas Suite 1200 Midland, Texas (Address of principal executive offices)		79701 (Zip code)
(432) 221-7400 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 22, 2017, Viper Energy Partners GP LLC, the general partner (the “General Partner”) of Viper Energy Partners LP (the “Partnership”), appointed Spencer D. Armour, III to serve as a member of the Board of Directors (the “Board”) of the General Partner and its Audit Committee, effective March 22, 2017. Mr. Armour fills the vacancy created on the Board and its Audit Committee due to the previously reported resignation of W. Duncan Kennedy. This vacancy has been filled within the cure period provided by, and the Partnership has regained compliance with, the applicable NASDAQ rules, requiring at least three independent directors on the Audit Committee of the General Partner.
Mr. Armour has over 30 years of executive and entrepreneurial experience in the energy services industry. Mr. Armour currently serves as President of PT Petroleum LLC in Midland, Texas. He was the Vice President of Corporate Development for Basic Energy Services, Inc. from 2007 to 2008, which acquired Sledge Drilling Corp., a company Mr. Armour co-founded and served as Chief Executive Officer for from 2005 to 2006. From 1998 through 2005, he served as Executive Vice President of Patterson-UTI Energy, Inc., which acquired Lone Star Mud, Inc., a company Mr. Armour founded and served as President for from 1986 to 1997. Mr. Armour has served as a director of ProPetro Holding Corp. since February 2013. He also served on the Patterson - UTI Board of Directors from 1999 through 2001. Mr. Armour received a B.S. in Economics from the University of Houston in 1977 and was appointed to the University of Houston System Board of Regents in 2011 by former Texas Governor Rick Perry. The General Partner believes that Mr. Armour's extensive experience in the energy services industry and his knowledge of the industry dynamics within the Permian Basin makes him well suited to serve as a director of the General Partner.
Mr. Armour will be entitled to receive the cash compensation and equity awards given to other non-employee directors for services on the Board as disclosed in the Partnership’s Annual Report on Form 10-K, filed by the Partnership with the Securities and Exchange Commission on February 15, 2017, as amended on March 2, 2017.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIPER ENERGY PARTNERS LP

		By:	Viper Energy Partners GP LLC, its general partner
Date:	March 28, 2017

		By:	/s/ Teresa L. Dick
		Name:	Teresa L. Dick
		Title:	Chief Financial Officer, Executive Vice President and Assistant Secretary